Exhibit 16(4)(d):  Endorsement (E1-MGANH-95-1) to Group Annuity Contract Form No. G1-MGA-95 and Certificate No. G1CC-MGA-95

Aetna Life Insurance and Annuity Company

Endorsement

This Contract or Certificate is endorsed as follows.

No Surrender Fee is deducted from any portion of the Adjusted Current Value which is paid if the Annuitant has spent at least 45 consecutive days in a licensed nursing care facility and all of the following conditions are met:

(1) more than one calendar year has elapsed since the date the Certificate was issued; and

(2) the surrender is requested within 3 years of the Annuitant's admission to a licensed nursing care facility.

This waiver does not apply if the Annuitant was in a nursing care facility at the time the Certificate was issued.

A Licensed Nursing Care Facility is an institution licensed by the state in which it is located to provide skilled nursing care, intermediate nursing care or custodial nursing care. Aetna will require proof of confinement in a form satisfactory to Aetna.

/s/Dan Kearney President

Aetna Life Insurance and Annuity Company

E1-MGANH-95-1